Exhibit 107
Calculation of Filing Fee Table
Rule 424(b)(2)
(Form Type)
Capital Southwest Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Being Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Debt	5.950% Notes due 2030	457(o) (1)	$350,000,000	99.345%	$347,707,500	0.00015310	$53,234.02

Total Offering Amount						$347,707,500		$53,234.02

Total Fees Previously Paid								$—

Total Fee Offsets

Net Fee Due								$53,234.02
(1)
The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 456(b) and 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act, Capital Southwest Corporation (the “Registrant”) initially deferred payment of all of the registration fees relating to the Registrant’s Registration Statement on Form N-2 (File No. 333-282873), which was filed with the Securities and Exchange Commission (the “SEC”) on October 29, 2024 and automatically became effective upon filing with the SEC (the “Registration Statement”). This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Table” in the Registration Statement.